Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-223982, 333-223982-01, 333-223982-02, 333-217125, 333-217125-01 and 333-217125-02 on Form F-3 of GlaxoSmithKline plc, GlaxoSmithKline Capital Inc. and GlaxoSmithKline Capital plc and Registration Statement Nos. 333-88966, 333-100388, 333-162702, and 333-235651 on Form S-8 of GlaxoSmithKline plc, of our reports dated 6 March 2020, relating to the financial statements of GlaxoSmithKline plc and the effectiveness of GlaxoSmithKline plc internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended 31 December 2019.

/s/ Deloitte LLP

London, United Kingdom

6 March 2020